Exhibit 99

Contacts:	Layne Christensen Company
Jerry W. Fanska
Vice President Finance
913-677-6858
www.laynechristensen.com
TUESDAY, DECEMBER 6, 2005
LAYNE CHRISTENSEN REPORTS FISCAL 2006 THIRD QUARTER RESULTS
•	Revenues for the quarter set another record, up $22 million, or 24.1%, to $113.5 million.

•	Earnings per share up 14.8% for the quarter to $0.31 per share.

•	Mineral exploration division revenues and earnings up 12.1% and 10.6%, respectively, for the quarter.

•	Energy division continues to improve in the quarter with revenues and earnings up $2.7 million and $1.5 million, respectively.

•	Water resources division revenues up 33.9%, however, earnings were negatively impacted by certain contracts and added costs of water treatment initiatives.

•	The Reynolds Inc. acquisition closed on September 28, 2005, contributing $14.9 million in revenues and $0.9 million in earnings before interest and taxes for the quarter.

Financial Data	Three Months		%	Nine Months		%
(in 000’s, except per share data)	10/31/05	10/31/04	Change	10/31/05	10/31/04	Change
Revenues
—Water resources	$69,423	$51,852	33.9%	$183,810	$145,058	26.7%
—Mineral exploration	30,764	27,448	12.1	94,433	77,690	21.6
—Geoconstruction	8,208	10,475	(21.6)	26,717	27,514	(2.9)
—Energy	3,733	1,042	258.3	7,836	1,965	298.8
—Other	1,398	663	110.9	3,490	1,648	111.8

Total revenues	$113,526	$91,480	24.1	$316,286	$253,875	24.6

Gross profit	30,069	25,279	18.9	83,960	69,352	21.1
Net income	4,286	3,458	23.9	11,565	8,583	34.7
Dilutive EPS	$0.31	$0.27	14.8	$0.86	$0.66	30.3
“We are pleased with the third quarter results. Earnings from the combination of Layne’s energy and mineral exploration businesses plus one month’s results from the Reynolds acquisition more than offset the expected weakness in our water resources division. Geoconstruction results continued to be steady contributing to a very solid quarter. Our diversity in earnings streams continues to allow us to underwrite multiple growth strategies in the water treatment sector without sacrificing year over year comparisons. Those activities, along with the Reynolds acquisition, will be increasingly important to us next year.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, December 6, 2005 – Layne Christensen Company (Nasdaq: LAYN), today announced net income for the third quarter ended October 31, 2005 of $4,286,000, or $0.31 per share, compared to net income of $3,458,000, or $0.27 per share, in the same period last year. Net income for the nine months ended October 31, 2005 was $11,565,000, or $0.86 per share, compared to $8,583,000, or $0.66 per share last year.
Revenues for the three months ended October 31, 2005 increased $22,046,000, or 24.1%, to $113,526,000 while revenues for the nine months ended October 31, 2005 increased $62,411,000, or 24.6%, to $316,286,000 from the same period last year.
Gross profit as a percentage of revenues was 26.5% for the three and nine months ended October 31, 2005 compared to 27.6% and 27.3% for the three and nine months ended October 31, 2004. The decreases in gross profit percentage were primarily the result of reduced margins in the water resources division arising from a change in product mix and higher than expected costs on certain water supply contracts. These decreases were partially offset by improved margins in the energy division due to increased sales of natural gas as a result of increased production and natural gas pricing.
Selling, general and administrative (“SG&A”) expenses were $16,834,000 for the three months ended October 31, 2005 and $49,196,000 for the nine months ended October 31, 2005 (14.8% and 15.6% of revenues, respectively), compared to $15,048,000 and $43,444,000 for the three and nine months ended October 31, 2004 (16.4% and 17.1% of revenues, respectively). The increases for both the three and nine month periods were primarily SG&A expenses assumed in the acquisitions of Reynolds Inc. (“Reynolds”) in September 2005 and Beylik Drilling and Pump Service, Inc. (“Beylik”) in October 2004, expansion of the Company’s water treatment capabilities and additional accrued incentive compensation expense as a result of the improved profitability of the mineral exploration division.
Depreciation, depletion and amortization increased to $5,094,000 and $13,122,000 for the three and nine months ended October 31, 2005, compared to $3,592,000 and $10,115,000 for the same periods last year. The increase for both periods was primarily attributable to the increased depreciation associated with the property and equipment purchased in the Reynolds and Beylik acquisitions and increased depletion from the increase in production of natural gas from the Company’s coalbed methane operations.
Equity in earnings of affiliates increased to $972,000 for the three months ended October 31, 2005 and increased to $3,244,000 for the nine months ended October 31, 2005, compared to $449,000 and $2,138,000 for the same periods in the prior year. The increases were due to improved earnings in Latin America from increased mineral exploration activity and income from a joint venture in the geoconstruction division.
Interest expense was $1,577,000 and $3,653,000 for the three and nine months ended October 31, 2005, compared to $841,000 and $2,257,000 for same periods last year. The increase was a result of an increase in the Company’s average borrowings during the year to fund the Reynolds and Beylik acquisitions and ongoing capital expenditures.
Other income, net was income of $471,000 for the three months ended October 31, 2005, compared to income of $86,000 in the prior year, and income of $1,004,000 for the nine months ended October 31, 2005, compared to income of $1,235,000 in the prior year. Other income, net consists primarily of gains and losses on the dispositions of non-strategic assets.
The Company’s effective tax rate was 46.4% and 47.75% for the three and nine months ended October 31, 2005, compared to 44.6% and 48.0% for the three and nine months ended October 31, 2004. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Water Resources Division
(in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
Revenues	$69,423	$51,852	$183,810	$145,058
Income from continuing operations before income taxes	6,485	7,167	16,752	17,497
Water resources revenue increased 33.9% to $69,423,000 for the three months ended October 31, 2005 and 26.7% to $183,810,000 for the nine months ended October 31, 2005 compared to $51,852,000 and $145,058,000 for the three and nine months ended October 31, 2004. The increases were primarily attributable to the Reynolds and Beylik acquisitions and results from the Company’s water treatment initiatives.
Income from continuing operations for the water resources division was $6,485,000 and $16,752,000 for the three and nine months ended October 31, 2005 compared to $7,167,000 and $17,497,000 for the three and nine months ended October 31, 2004. The decreases in income from continuing operations were primarily the result of higher than expected costs on certain water supply contracts and additional costs associated with the introduction of membrane and other technologies to the division’s water treatment initiatives.
The above results for the Water Resources division include the results of operations of Reynolds, Inc. from the date of acquisition, September 28, 2005. Reynolds contributed $14,932,000 of revenue and $858,000 of income before interest and income taxes for the period. Additionally, Reynolds backlog was approximately $228,000,000 as of October 31, 2005.
Mineral Exploration Division
(in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
Revenues	$30,764	$27,448	$94,433	$77,690
Income from continuing operations before income taxes	3,348	3,027	13,001	10,254
Mineral exploration revenues increased 12.1% to $30,764,000 and 21.6% to $94,433,000 for the three and nine months ended October 31, 2005 compared to revenues of $27,448,000 and $77,690,000 for the three and nine months ended October 31, 2004. The increase for the periods was primarily attributable to continued strength in worldwide exploration activity as a result of the relatively high gold and base metal prices.
Income from continuing operations for the mineral exploration division was $3,348,000 and $13,001,000 for the three and nine months ended October 31, 2005, compared to $3,027,000 and $10,524,000 for the three and nine months ended October 31, 2004. The increases in income from continuing operations were primarily attributable to the impact of increased exploration activity on the Company and its Latin American affiliates.
Geoconstruction Division
(in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
Revenues	$8,208	$10,475	$26,717	$27,514
Income from continuing operations before income taxes	823	918	2,585	2,437

Geoconstruction revenues decreased 21.6% to $8,208,000 and 2.9% to $26,717,000 for the three and nine months ended October 31, 2005 compared to $10,475,000 and $27,514,000 for the three and nine months ended October 31, 2004. The decrease in revenues for both periods was primarily the result of larger than historically normal projects performed in the prior year, which were only partially replaced in the current year.
Income from continuing operations for the geoconstruction division was $823,000 for the three months ended October 31, 2005 and $2,585,000 for the nine months ended October 31, 2005, compared to $918,000 and $2,437,000 for the three and nine months ended October 31, 2004. Income for the three and nine months ended October 31, 2005, included incremental equity earnings of the division’s joint venture of $98,000 and $406,000, respectively. Excluding such earnings, the decrease in income from continuing operations was consistent with the change in revenues for the periods.
Energy Division
(in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
Revenues	$3,733	$1,042	$7,836	$1,965
Income (loss)from continuing operations before income taxes	1,009	(533)	1,426	(1,787)
Energy revenues increased 258.3% to $3,733,000 and 298.8% to $7,836,000 for the three and nine months ended October 31, 2005, compared to revenues of $1,042,000 and $1,965,000 for the three and nine months ended October 31, 2004. The increase in revenues was primarily attributable to increased production from the Company’s coalbed methane properties and higher natural gas prices.
Income from continuing operations for the energy division was $1,009,000 and $1,426,000 for the three and nine months ended October 31, 2005, compared to losses of $533,000 and $1,787,000 for the three and nine months ended October 31, 2004. The increases in income were due to the increase in production, higher natural gas prices and certain overhead cost reductions.
Unallocated Corporate Expenses
Unallocated corporate expenses were $2,311,000 and $8,300,000 for the three and nine months ended October 31, 2005 compared to $3,313,000 and $9,378,000 for the three and nine months ended October 31, 2004. The decrease for the three-month period was primarily due to lower professional fees for Sarbanes-Oxley requirements, which are being incurred on a more ratable basis in the current year. The prior year nine-month period includes charges in the second quarter related to the write-down of non-strategic assets.
Outlook
Andrew B. Schmitt, President and Chief Executive Officer, stated, “In the fourth quarter, we anticipate the seasonal slow down in water resources and a reduction in year-end mineral exploration activity at the mines. The weather also makes the fourth quarter a difficult quarter to forecast. At this point, however, the backlog for our water resources, excluding Reynolds, and geoconstruction divisions is consistent with last year. Mineral exploration and energy activity is up over last year. The Reynolds acquisition will be included for the full fourth quarter. In total, we will likely see somewhat similar business unit contributions and year over year comparisons as we did in the third quarter. From a macro standpoint, all of our businesses are still well positioned to benefit in the current economic environment. Base metals, natural gas and gold markets remain robust while water and wastewater infrastructure spending continues to expand resulting in an earnings balance that has been very positive for us and should continue to be so.”

Summary of Operating Segment Reconciliation Data (in thousands)

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	2005	2004	2005	2004
Revenues
Water resources	$69,423	$51,852	$183,810	$145,058
Mineral exploration	30,764	27,448	94,433	77,690
Geoconstruction	8,208	10,475	26,717	27,514
Energy	3,733	1,042	7,836	1,965
Other	1,398	663	3,490	1,648

Total revenues	$113,526	$91,480	$316,286	$253,875

Equity in earnings of affiliates
Mineral exploration	$874	$474	$2,838	$2,137
Geoconstruction	98	(25)	406	1

Total equity in earnings of affiliates	$972	$449	$3,244	$2,138

Income from continuing operations before income taxes and minority interest
Water resources	$6,485	$7,167	$16,752	$17,497
Mineral exploration	3,348	3,027	13,001	10,254
Geoconstruction	823	918	2,585	2,437
Energy	1,009	(533)	1,426	(1,787)
Other	230	(92)	426	143
Unallocated corporate expenses	(2,311)	(3,313)	(8,300)	(9,378)
Interest	(1,577)	(841)	(3,653)	(2,257)

Total income from continuing operations before income taxes and minority interest	$8,007	$6,333	$22,237	$16,909

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, mineral, construction and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
Revenues	$113,526	$91,480	$316,286	$253,875
Cost of revenues (exclusive of depreciation shown below)	83,457	66,201	232,326	184,523

Gross profit	30,069	25,279	83,960	69,352
Selling, general and administrative expenses	16,834	15,048	49,196	43,444
Depreciation, depletion and amortization	5,094	3,592	13,122	10,115
Other income (expense):
Equity in earnings of affiliates	972	449	3,244	2,138
Interest	(1,577)	(841)	(3,653)	(2,257)
Other income, net	471	86	1,004	1,235

Income from continuing operations before income taxes and minority interest	8,007	6,333	22,237	16,909
Income tax expense	3,716	2,827	10,618	8,116
Minority interest	(10)	1	(50)	1

Net income from continuing operations before discontinued operations	4,281	3,507	11,569	8,794
Gain (loss) from discontinued operations, net of income tax benefit (expense) of ($3) and $29 for the three months ended October 31, 2005 and 2004, respectively, and ($2) and $125 for the nine months ended October 31, 2005 and 2004, respectively	5	(49)	(4)	(211)

Net income	$4,286	$3,458	$11,565	$8,583

Basic income (loss) per share:
Net income from continuing operations	$0.31	$0.28	$0.89	$0.70
Loss from discontinued operations, net of income taxes	—	—	—	(0.02)

Net income per share	$0.31	$0.28	$0.89	$0.68

Diluted income (loss) per share:
Net income from continuing operations	$0.31	$0.27	$0.86	$0.68
Loss from discontinued operations, net of income taxes	—	—	—	(0.02)

Net income per share	$0.31	$0.27	$0.86	$0.66

Weighted average shares outstanding	13,697,000	12,574,000	12,988,000	12,556,000
Dilutive stock options	234,000	335,000	515,000	352,000

	13,931,000	12,909,000	13,503,000	12,908,000

	October 31,	January 31,	October 31,
	2005	2005	2004
Balance Sheet Data:
Total assets	$432,605	$245,380	$246,977
Total debt	135,500	60,000	60,000
Stockholders’ equity	166,236	104,697	102,452